EXHIBIT 21.01


                   PAUL-SON GAMING CORPORATION

                      LIST OF SUBSIDIARIES

                                 STATE/COUNTRY OF
             NAME                  INCORPORATION                 PARENT





Paul-Son Gaming Supplies, Inc.        Nevada        Paul-Son Gaming Corporation

Paul-Son Mexicana, S.A. de C.V.       Mexico        Paul-Son Gaming Supplies, Inc.
                                                    (99%)

                                                    Paul-Son Gaming Corporation
                                                    (1%)

Authentic Products, Inc.              Nevada        Paul-Son Gaming Corporation
